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                                                                   EXHIBIT 99(m)


                   PLAN OF DISTRIBUTION PURSUANT TO RULE 12B-1
                                       OF
                     THE UNIVERSAL INSTITUTIONAL FUNDS, INC.

     WHEREAS, The Universal Institutional Funds. Inc. engages in business as an open-end management investment company and is registered as such under the Investment Company Act of 1940, as amended (the "Act"); and

     WHEREAS, the Fund desires to adopt a Plan of Distribution pursuant to Rule 12b-1 under the Act, on behalf of each separate portfolio of the Fund (each referred to herein as a "Portfolio", collectively, the "Portfolios") and the Directors have determined that there is a reasonable likelihood that adoption of the Plan of Distribution will benefit each Portfolio and its shareholders; and

     NOW, THEREFORE, the Fund hereby adopts, on behalf of each Portfolio, and Morgan Stanley & Co. Incorporated ("Morgan Stanley") hereby agrees to this Plan of Distribution (the "Plan") in accordance with Rule 12b-1 under the Act, on the following terms and conditions:

     1. Each Portfolio shall pay monthly to Morgan Stanley an amount equal to a payment at the annual rate of up to .35% of the average net assets of the Portfolio, attributable to its Class II Shares during the month. Such amount shall be paid to compensate Morgan Stanley for remittance to insurance companies which offer the Fund as an investment option. These payments are intended to compensate insurance companies for distribution and or administrative related expenses incurred or paid in connection with the distribution of Class II Shares of each Portfolio. These costs include, but are not limited to, education of agents concerning the Portfolios, compensation of agents, and servicing contract owners.

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     2. This Plan shall not take effect, with respect to a Portfolio, until it has been approved, together with any related agreements, by votes of a majority of the Board of Directors of the Fund and of the Directors who are not "interested persons" of the Fund (as defined in the Act) and have no direct financial interest in the operation of this Plan or any agreements related to it (the "Rule 12b-1 Directors"), cast in person at a meeting (or meetings) called for the purpose of voting on this Plan and such related agreements.

     3. This Plan shall continue, with respect to a Portfolio, for one year from the date hereof and from year to year thereafter, provided such continuance is specifically approved at least annually in the manner provided for approval of this Plan in paragraph 2 hereof.

     4. Morgan Stanley shall provide to the Directors of the Fund and the Directors shall review, at least quarterly, a written report of the amounts so expended with respect to each Portfolio and the purposes for which such expenditures were made.

     5. This Plan may be terminated at any time by a Portfolio by vote of a majority of the Rule 12b-1 Directors, or by vote of a majority of the outstanding voting securities of Class II Shares of the Portfolio.

     6. This Plan may not be amended to increase materially the amount payable hereunder by a Portfolio unless such amendment is approved by a vote of at least a majority (as defined in the Act) of the outstanding voting securities of Class II Shares of the Portfolio, and no material amendment to the Plan shall be made unless approved in the manner provided for approval in paragraph 3 hereof.


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     7. While this Plan is in effect, the selection and nomination of Directors who are not interested persons (as defined in the Act) of the Fund shall be committed to the discretion of the Directors who are not interested persons.

     8. The Fund shall preserve copies of this Plan and any related agreements and all reports made pursuant to paragraph 4 hereof, for a period of not less than six years from the date of this Plan, any such agreement or any such report, as the case may be, the first two years in an easily accessible place.

     IN WITNESS WHEREOF, the Fund and Morgan Stanley & Co. Incorporated have executed this Plan of Distribution as of this 6th day of June, 2002 in New York, New York.


The Universal Institutional Funds, Inc.


By: /s/ Ronald E. Robison
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Morgan Stanley & Co. Incorporated


By: /s/ Ronald E. Robison
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